Exhibit 99.1

Coldwater Creek Announces Fiscal 2006 First Quarter Results

Sandpoint, Idaho, May 24, 2006 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three-month period ended April 29, 2006.

Consolidated Results

Net income for the three-month period ended April 29, 2006, increased $3.1 million, or 36.3 percent, to $11.6 million, or $0.12 per diluted share, compared with net income of $8.5 million, or $0.09 per diluted share, for the three-month period ended April 30, 2005. Net sales in the fiscal 2006 first quarter increased 38.3 percent to $215.3 million from $155.6 million in the fiscal 2005 first quarter.

Restatement of 2005 Earnings

The company also announced that it would restate its fiscal 2005 financial statements to correct the manner in which it accounts for non-refundable marketing fees received from its credit card issuer in conjunction with its co-branded credit card program. As previously disclosed in the company’s prior SEC filings, these fees were recognized as revenue during the period in which a customer’s co-branded credit card was issued and activated. Going forward, revenue associated with the marketing fees will be deferred and recognized over future reporting periods. As a result of the restatement, net income per share for fiscal 2005 will decrease by approximately $0.06. Net income per share for the second, third and fourth quarters of fiscal 2005 will decrease by approximately $0.01, $0.02 and $0.03, respectively. Net sales for fiscal 2005 will decrease by approximately $8.5 million. Net sales for the second, third and fourth quarters of fiscal 2005 will decrease by approximately $1.3 million, $3.3 million and $3.9 million, respectively. The deferral of these marketing fee revenues will have a positive impact on financial results when they are recognized in future reporting periods. Marketing costs incurred in connection with the program will continue to be expensed in the periods in which they were incurred. Additionally, this restatement will not affect the company’s cash position.

First Quarter Performance

Gross profit for the fiscal 2006 first quarter was $101.3 million, or 47.0 percent of net sales, compared with $72.8 million, or 46.8 percent of net sales, for the fiscal 2005 first quarter. The increase in gross profit rate was primarily due to improved leveraging of the company’s full-line retail store occupancy costs and, to a lesser extent, improved merchandise margins on sales in both the retail and direct segments.

Selling, general and administrative expenses for the fiscal 2006 first quarter were $83.8 million, or 38.9 percent of net sales, compared with $59.5 million, or 38.2 percent of net sales, for the fiscal 2005 first quarter. The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased personnel costs associated with the company’s retail expansion and, to a lesser extent, increased national magazine advertising. This increase was partially offset by a decrease in catalog expenses expressed as a percentage of net sales as the company continues its retail expansion.

Income from operations for the fiscal 2006 first quarter increased $4.2 million, or 31.1 percent, to $17.5 million, or 8.1 percent of net sales, compared with $13.4 million, or 8.6 percent of net sales, for the fiscal 2005 first quarter.

“The solid first-quarter performance was due to positive customer response to full-price merchandise in all selling channels, supported by the ongoing success of our brand-building campaigns,” said Dennis Pence, Chairman and Chief Executive Officer for Coldwater Creek. “We are pleased to report that our growing retail store base, coupled with the previously announced decision to increase average premium store square footage on a per-store basis, resulted in a retail net sales increase of 54 percent and higher sales-per-square-foot, compared with the prior year period, and contributed to the most profitable first quarter in the company’s history.”

“The initial reception to our bright color palette and fresh new styles for spring was very favorable and customer response remained strong throughout the first quarter,” said Georgia Shonk-Simmons, President & Chief Merchandising Officer for Coldwater Creek. “From a strategic standpoint, we successfully developed the spring assortment so that both retail and direct received the most productive inventory and we timed these receipts to maximize full-price selling.”

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, resort stores and outlet stores, increased 53.5 percent to $128.6 million in the fiscal 2006 first quarter, from $83.8 million in the fiscal 2005 first quarter. Retail segment net sales represented 59.7 percent of the company’s total net sales in the fiscal 2006 first quarter, compared with 53.8 percent in the fiscal 2005 first quarter.

The company opened nine premium retail stores during the fiscal 2006 first quarter for a total of 183 premium retail stores in operation at the end of the fiscal 2006 first quarter, compared with 119 premium retail stores at the end of the fiscal 2005 first quarter.

Direct Segment

Direct segment net sales increased 20.7 percent to $86.7 million in the fiscal 2006 first quarter from $71.9 million in the fiscal 2005 first quarter. Direct segment net sales represented 40.3 percent of the company’s total net sales in the fiscal 2006 first quarter, compared with 46.2 percent in the fiscal 2005 first quarter.

Internet

Internet net sales increased 35.3 percent to $55.5 million in the fiscal 2006 first quarter from $41.1 million in the fiscal 2005 first quarter. Internet net sales represented 64.1 percent of the direct segment’s net sales in the fiscal 2006 first quarter, compared with 57.1 percent in the fiscal 2005 first quarter. Internet net sales represented 25.8 percent of the company’s total net sales in the fiscal 2006 first quarter, compared with 26.4 percent in the fiscal 2005 first quarter.

Catalog

Catalog net sales increased 1.1 percent to $31.1 million in the fiscal 2006 first quarter from $30.8 million in the fiscal 2005 first quarter. Catalog net sales represented 35.9 percent of the direct segment’s net sales in the fiscal 2006 first quarter, compared with 42.9 percent in the fiscal 2005 first quarter. Catalog net sales represented 14.5 percent of the company’s total net sales in the fiscal 2006 first quarter, compared with 19.8 percent in the fiscal 2005 first quarter.

Liquidity and Inventory

At the end of the fiscal 2006 first quarter, the company had no short or long-term debt and a cash position of $132.9 million compared with a cash position of $116.5 million at the end of the fiscal 2005 first quarter. The company’s working capital increased to $140.4 million at the end of the fiscal 2006 first quarter from $119.6 million at the end of the fiscal 2005 first quarter. Inventory increased $24.8 million, or 30.8 percent, to $105.4 million at the end of the fiscal 2006 first quarter from $80.6 million at the end of the fiscal 2005 first quarter. This increase is primarily attributable to the addition of 64 premium retail stores since the end of the fiscal 2005 first quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, May 24, 2006 at 4:45 p.m. (Eastern) to discuss fiscal 2006 first quarter results and the 2005 restatement. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=33763. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, May 31, 2006. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “1662714”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site. The company will also post a copy of certain financial and other information relating to the restatement that will be discussed during the call on the Investor Relations section of its Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our ability to successfully implement our planned retail rollout strategy; our potential inability to recover fixed costs associated with our retail expansion due to sluggish sales; unanticipated increases in mailing and printing costs; consumer privacy concerns about purchasing merchandise over the Internet or potential external or internal infrastructure system failures affecting our e-commerce website; uncertainties related to managing expanding operations and the complexities of our multi-channel strategy; the cost of additional overhead that may be required to expand our brand; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
	April 29, 2006	April 30, 2005
Statements of Operations:
Net sales	$215,261	$155,636
Cost of sales	113,984	82,799

Gross profit	101,277	72,837
Selling, general and administrative expenses	83,754	59,469

Income from operations	17,523	13,368
Interest, net, and other	1,606	758

Income before income taxes	19,129	14,126
Income tax provision	7,557	5,635

Net income	$11,572	$8,491

Net income per share - Basic	$0.13	$0.09

Weighted average shares outstanding - Basic	92,215	91,049
Net income per share - Diluted	$0.12	$0.09

Weighted average shares outstanding - Diluted	94,660	94,015

Supplemental Data:

	Three Months Ended
	April 29, 2006	April 30, 2005
Operating Statistics:
Catalogs mailed	30,343	28,254
Full-line retail store count	183	119
Resort store count	2	2
Outlet store count	22	20
Premium retail store square footage	1,001	670

	Three Months Ended
	April 29, 2006	April 30, 2005
Channel Net Sales:
Retail	$128,565	$83,781
Internet	55,547	41,060
Catalog	31,149	30,795

Total	$215,261	$155,636

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	April 29, 2006	January 28, 2006	April 30, 2005
		(restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$132,890	$131,856	$116,504
Receivables	29,792	28,814	21,323
Inventories	105,434	86,309	80,588
Prepaid and other	10,568	8,319	7,434
Prepaid and deferred marketing costs	14,451	10,438	9,606
Deferred income taxes	2,807	2,573	1,079

Total current assets	295,942	268,309	236,534
Property and equipment, net	189,147	178,897	130,330
Deferred income taxes	2,858	1,850	3,033
Restricted cash	4,503	4,453	—
Intangible assets	4,667	4,667	—
Other	265	234	347

Total assets	$497,382	$458,410	$370,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$95,330	$76,329	$74,836
Current deferred co-branded credit card revenue	3,711	3,112	—
Accrued liabilities	47,818	45,481	34,923
Income taxes payable	8,689	11,377	7,214

Total current liabilities	155,548	136,299	116,973
Deferred rents	65,025	62,632	44,917
Deferred co-branded credit card revenue	6,490	5,428	—
Supplemental Employee Retirement Plan	5,317	4,982	—
Other	676	672	197

Total liabilities	233,056	210,013	162,087

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 92,366,199 and 90,978,807 shares issued, respectively	924	920	912
Additional paid-in capital	112,545	108,316	100,247
Deferred compensation on restricted stock	(790)	(914)	—
Retained earnings	151,647	140,075	106,998

Total stockholders’ equity	264,326	248,397	208,157

Total liabilities and stockholders’ equity	$497,382	$458,410	$370,244

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	April 29, 2006	April 30, 2005
OPERATING ACTIVITIES:
Net income	$11,572	$8,491
Non cash items:
Depreciation and amortization	8,079	5,744
Amortization of Supplemental Employee Retirement Plan	335	—
Deferred rent amortization	(1,302)	(812)
Deferred income taxes	(1,242)	(1,800)
Stock-based compensation	506	—
Tax benefit from exercises of stock options	2,770	488
Excess tax benefit from exercise of stock options	(2,569)	—
Other	196	(17)
Net change in current assets and liabilities:
Receivables	(978)	(8,582)
Inventories	(19,125)	(16,836)
Prepaid and other	(2,249)	(824)
Prepaid and deferred marketing costs	(4,013)	(2,701)
Accounts payable	20,696	25,430
Accrued liabilities	1,185	163
Income taxes payable	(2,688)	2,478
Deferred co-branded credit card revenue	1,661	—
Deferred rents	4,847	6,760
Other changes in non-current assets and liabilities	(84)	—

Net cash provided by operating activities	17,597	17,982

INVESTING ACTIVITIES:
Purchase of property and equipment	(19,978)	(13,041)

Net cash used in investing activities	(19,978)	(13,041)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	896	359
Excess tax benefit from exercise of stock options	2,569	—
Restricted cash	(50)	—

Net cash provided by financing activities	3,415	359

Cash and cash equivalents, ending	$132,890	$116,504